EXHIBIT 4.5

Loan #2012-SGL-2701

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

________________________

STOCK WARRANT

Issue Date: December 14, 2011	Expiration Date: December 13, 2021

THIS CERTIFIES that, for value received,, the North Carolina Biotechnology Center (the “Center”) is entitled to subscribe for and purchase from Heat Biologics, Inc. (the “Company”), 29.762 shares of the Company’s Series A Preferred Stock (the “Shares”), subject to adjustment as set forth herein, at a price per Share of $2.10, subject to adjustment as set forth herein (the “Exercise Price”).

Section 1

Method of Exercise and Expiration

1.1

Term and Expiration.  Subject to the terms and conditions set forth in this Warrant, this Warrant may be exercised in whole or in part at any time and from time to time from the date hereof through the Expiration Date (The “Exercise Period”).  If this Warrant is exercised in part from time to time during the Exercise Period, it shall be exercised in minimum quantities of Shares equal to 100 shares (or such lesser number of shares which may then constitute the maximum number purchasable; such number being subject to adjustment as set forth herein).

1.2

Deliverables by the Center Upon Exercise.  This Warrant shall be exercised by delivery of the following to the Company at the address of the Company in the Center’s records, Attention:  President / CEO (or at such other agency or office of the Company as it may designate by notice in writing to the Center at the address of the Center appearing in the books of the Company):

(a)

an executed Notice of Exercise in the form attached hereto as Exhibit A;

(b)

payment of the Exercise Price for the aggregate amount of Shares being purchased (i) in cash or cashier’s check, (ii) by cancellation by the Center of indebtedness or other obligations of the Company to the Center, (iii) by a combination of (i) and (ii) or (iv) pursuant to Section 1.4 below; and

(c)

this Warrant.

1.3

Deliverables by the Company Upon Exercise.  In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the Shares so purchased, registered in the name of the person or entity entitled to receive the same, shall be delivered to the Center within thirty (30) days (or such later time agreed to in writing by the Center) after the rights represented by this Warrant shall have been so exercised; provided, that if the Company does not customarily issue share certificates, an appropriate and binding entry in the stock ledger

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of  the Company may be made in lieu of the certificates called for by this Section 1.3 and the Company shall deliver to the Center a copy of such stock ledger certified by an appropriate officer of the Company.  Unless this Warrant has expired or been fully exercised, a new warrant representing the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Center within such time, containing the same terms and conditions specified herein.  The person or entity in whose name any certificate or certificates for Shares are to be issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such Shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery or such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of record of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

1.4

Net Issue Exercise.  Notwithstanding any provisions herein to the contrary, if the fair market value of one (1) Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Center may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) (such election being referred to herein as a “Net Issue Exercise Election”) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the company shall issue to Center a number of Shares computed using the following formula:

X = Y(A-B)

            A

Where

X =  the number of Shares to be issued to the Center.

Y =  the number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A =  the “fair market value” (as defined below) of one (1) Share

B =  the Exercise Price per Share (as adjusted to the date of such calculation).

For purposes of this Section 1.4, the fair market value per Share shall be the product of (i) the average of the closing bid and asked prices of the Shares quoted in any applicable over the counter market summary or the last reported sale price of the Shares or the average closing price quoted on any exchange on which the Shares are listed, whichever is applicable, for thirty (30) trading days prior to the date of determination of fair market value and (ii) the number of Shares into which each Share is convertible at the time of such exercise.  If the Shares are not traded over the counter or on an exchange, the fair market value shall be the price per Share which the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued shares, as such price shall be agreed in good faith by the Company and the Center.  If the Company and the Center are unable to agree on the “fair market value” of the Shares within

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ten (10) days of receipt of the Notice of Exercise required under Section 1.2(a) above, then the fair market value shall be determined by an independent valuation expert selected by the Company and reasonably acceptable to the Center.  Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Shares, the fair market value per Share shall be the product of (i) the per Share offering price to the public of the Company’s initial public offering, and (ii) the number of Shares into which each Share is convertible at the time of exercise.

In the event that the Center makes a Net Issue Exercise Election pursuant to this Section 1.4, the provisions of Section 1.2 regarding certain delivery obligations of the Center, and Section 1.3 regarding certain delivery obligations of the Company, shall be fully applicable upon such election.

Section 2.

Representations and Warranties of Company

2.1

Organization.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and is duly qualified and is in good standing as a foreign Company in those jurisdictions where the conduct of its business or ownership of its property requires qualification.  The Company has the corporate power to carry out the business in which it is engaged.

2.2

Valid Obligation.  The execution and delivery of this Warrant and any related documents have been duly authorized by all necessary action of the Board of Directors and shareholders of the Company under applicable law, and are not and will not be in contravention of any provision of law, nor in contravention of any certificate of authority, bylaw or other applicable corporate documents of the Company, nor result in the breach of any agreement, indenture or undertaking to which the Company is a party or by which it is bound.

2.3

Shares.  All shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges with respect to the issuance thereof.

Section 3.

Covenants of Company.

3.1

Covenants as to Shares.  The Company covenants and agrees that the company shall authorize and reserve a sufficient number of Shares to provide for all permitted exercises of the rights represented by this Warrant.  If at any time the number of authorized but unissued Shares shall not be sufficient to effect any permitted exercise of this Warrant, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Shares to such number of shares as shall be sufficient for such purposes.  The Company shall give the Center at least thirty (30) days prior written notice of the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offering and sale of the Company’s securities.

3.2

No Impairment.  Except and to the extent waived or consented to by the Center in writing, the Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities of any other

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action, avoid or seek to avoid the observance or performances of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions in this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect from impairment the rights of the Center to purchase the Shares hereunder.

3.3

Notice of Record Date.  In the event the company establishes a record date in order to determine the holders of any class of securities of the Company as of such record date:  (i) for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in the previous two (2) quarters) or any other distribution as regards any securities of the Company (whether in cash, in securities, or pursuant to any spin-off, split-off or distribution of the Company’s assets); (ii) for the purpose of entitling them to subscribe for or purchase any shares of any class of securities or to receive any other rights; (iii) for any classification, reclassification, or other reorganization of the securities which the Company is now or hereafter authorized to issue, the consolidation or merger  of the Company with or into another Company, or the conveyance of all or substantially all of the assets of the Company; or (iv) for a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, the Company shall provide written notice to the Center, at least thirty (30) days prior to the proposed record dates, specifying the record date.

3.4

Adjustment Due to Change in Number of Outstanding Shares.  In any of the following events (each a “Triggering Event”), appropriate adjustment shall be made in the number of Shares which may be purchased by the Center upon the exercise of this Warrant, or in the Exercise Price per Share to be paid, so as to maintain the proportional interest of the Center in the ownership, on a fully diluted basis, of the Company, as follows:

(a)

 If the Company shall at any time subdivide any class of its equity securities by split-up or otherwise, or combine its outstanding equity securities, or issue additional shares of its equity securities in payment of a dividend in respect of its equity securities, the number of Shares underlying this Warrant shall be proportionately increased and the Exercise Price proportionately decreased in the case of a subdivision or stock dividend, and the number of Shares underlying this Warrant shall be proportionately decreased and the Exercise Price proportionally increased in the case of a  combination.

(b)

In case of any reclassification or change of the outstanding equity securities of the Company (other than as a result of a subdivision, combination or dividend), or in case of any consolidation of the Company with, or merger of the Company into, another company or other business organization (other than a consolidation or merger in which the Company is the continuing Company and which does not result in any reclassification or change of the outstanding equity securities of the Company or in the issuance of any other securities of the Company), or in case of any sale or conveyance to another Company or other business organization of the property of the Company as an entirety or substantially as an entirety, then the Center or other holder of this Warrant shall have the right to acquire the kind and amount of shares of capital stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of Shares of the Company which might have been acquired by the Center upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance

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(c)

If the Company shall, after the date hereof, at any time or from time to time issue or is deemed to have been issued (as defined below), any Shares for a purchase price per Share less than the then-current Exercise Price, then the Exercise Price shall immediately be reduced to the price determined using the following formula, on a fully diluted basis:

X = ((AxB) + C)

              Y

Where

X = the reduced Exercise Price

A = the number of Shares outstanding or deemed outstanding immediately prior to such issuance.

B =  the Exercise Price in effect immediately prior to such issuance.

C = the aggregate fair value of the consideration, if any, received or receivable by the Company upon each and every issuance or deemed issuance of additional Shares (including without limitation consideration receivable upon the issuance of securities underlying any other securities).

Y = the aggregate number of Shares outstanding or deemed outstanding immediately after such issuance.

Upon termination or rights to purchase or acquire Shares, by lapse or otherwise, the shares theretofore issuable, but not issued, shall cease to be included in the formula set forth above, and the Exercise Price shall be readjusted to reflect such termination.  Notwithstanding the foregoing, there shall be no adjustment to the Exercise Price or the number of Shares obtainable upon exercise of this Warrant with respect to a Permitted Issuance.  A “Permitted Issuance” means (i) the granting of options to purchase Shares, or other stock-based benefits, to employees, directors or consultants of the Company or the exercise thereof, pursuant to any reservation under any employee benefit plan to the extent and as in effect on the date of this Warrant, or approved thereafter by the Board of Directors of the Company, in an aggregate amount not to exceed five percent (5%) of the Shares deemed outstanding s of the date hereof, or (ii) the issuance of Shares pursuant to the exercise of options, convertible equity securities, or other rights to acquire Shares that are outstanding on the date of this Warrant.

For purposes of this Warrant, additional Shares shall be “deemed to have been issued”, “deemed issued”, or “deemed outstanding”, if the Company shall at any time issue any of its Shares or other securities, or other rights, warrants, or options to subscribe for or purchase Shares of other securities, which, in any such case, ranks at an equal priority with the Shares, or which includes an option to acquire or a right to convert to Shares or other securities ranking at an equal priority with the Shares at a price per share after such acquisition or conversion less than the Exercise Price.

Upon any Triggering Event, adequate provision shall be made whereby the Center or other holder of this Warrant shall have the right to receive and acquire (upon exercise of this Warrant)

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such Shares, securities, cash, or other property as would have been issuable or payable (as part of the Triggering Event) with respect to or in exchange for such number of outstanding Shares as would have been received had this Warrant been exercised immediately prior to such Triggering Event (as set for more specifically above), and the number of shares reserved by the Company for purposes of this Warrant shall be adjusted by the same proportion.  In the event of a proportional adjustment under subparagraphs (a), (b) or (c) or this Section 3.4, no adjustment shall be made in the aggregate purchase price of the Shares then covered by this Warrant, and the per-share Exercise Price shall be adjusted accordingly.  All such adjustments shall be made by the Company, whose determination upon the same shall be subject to review and approval by the Center.  No fractional Shares shall be issued; and any fractional Share resulting from the computations pursuant to this Section 3.4 shall be rounded up to the next whole share.  The Company shall provide thirty (30) days’ prior written notice to the Center of a Triggering Event (to the extent legally permissible, but in no case later than five (5) days after the occurrence of a Triggering Event), its effective date, and the proposed adjustment for such Triggering Event.

Section 4.

Shareholder Rights.  Until the valid exercise of this Warrant, the Center shall not be entitled to any rights of a stockholder with regard to the Shares, but immediately upon the exercise of this Warrant and upon payment of the Exercise Price as provided herein, the Center shall be deemed to be a record holder of the Company’s Shares.  Notwithstanding the foregoing, and provided the Center agrees in a manner reasonably satisfactory to the Company to maintain in confidence and confidential and proprietary information of the Company, the Company shall provide financial and operating information regarding the Company to the Center annually.  In addition, the Center may request financial and operating information regarding the Company with thirty (30) days after its receipt of the each of the notices the Company is required to provide pursuant to Sections 3.3 and 3.4 above.

Section 5.

Transfer of Warrant

5.1

Transfer.  Subject to compliance with applicable state and federal securities laws, and the terms of this Warrant, this Warrant shall be transferable, in whole or in part, by the Center or other holder of record upon surrender of this Warrant properly endorsed.

5.2

Transferee Obligations.  Any transferee shall represent and warrant to the Company that it will hold this Warrant (or any portion thereof) subject to the provisions and upon the conditions specified herein.

5.3

New Warrants.  On any transfer referenced in this Section 5, the Company shall issue (as applicable) a new Warrant or Warrants to the transferee (who shall then become a holder of record for all purposes under the terms of this Warrant) and to the Center (in the event the Warrant is only partially transferred) containing the same terms and conditions specified herein.  The surrendered Warrant shall thereafter be canceled.  Each such transferee shall succeed to all of the rights and assume all obligations of the Center under this Warrant.

Section 6.

Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated, or destroyed, the Company shall, on delivery of an indemnity agreement reasonably satisfactory to the Company (and, in the case of a mutilated Warrant, the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.

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Section 7.

Notices, etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile (with a copy sent the same day by certified mail, postage prepaid), or (iii) sent Federal Express or other express service addressed:  (a) if to the Center, to the Center’s address appearing in the records of the Company or such other address as the Center shall have furnished to the Company in writing, (b) if to any other holder of the Warrant, to such address as such holder shall have furnished the company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of the Warrant who has so furnished an address to the Company, or (c) if to the Company, to the company’s address appearing in the records of the Center, or at such other address as the Company shall have furnished to the Center and each such other holder in writing.  Notice shall be deemed effective on the date dispatched if by personal delivery, on the date transmitted by facsimile (if confirmed by mail pursuant to this Section 7) or two (2) days after mailing if by Federal Express or express service.

Section 8.

General Provisions.  The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.  The provisions of this Warrant are deemed by the parties to be severable, and the unenforceability of any one or more provisions shall not invalidate or make unenforceable the other provisions.  The rights, duties, and obligations of the parties shall inure to the benefit of and be binding on their respective successors and assigns.  Neither this Warrant nor any term hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

Section 9.

Choice of Law.  This Warrant shall be construed and governed by the laws of the State of North Carolina, excepting only its conflict of law principles.

Section 10.

Acceptance.  Receipt of this Warrant by the Center shall constitute acceptance of and agreement to the foregoing terms and conditions by the parties hereto.

Section 11.

Entire Agreement.  This Warrant reflects the complete understanding of the parties and constitutes their entire agreement regarding the subject matter hereof, all prior negotiations, representations, agreements and understanding having been merged herein.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officers.

HEAT BIOLOGICS, INC.

By:	/s/ Jeff Wolf

Printed Name:	Jeff Wolf

Title:	CEO

Form 052010

Exhibit A

NOTICE OF EXERCISE OF WARRANT

[To be signed only upon exercise of Warrant]

The undersigned, the holder of the within Warrant, hereby (i) irrevocably elects to exercise the right of purchase represented by such Warrant for, and to purchase thereunder, _______ Shares (as that term is defined in the within Warrant) pursuant to the terms of the Warrant, and (ii) hereby elects to make payment in full for the number of Shares so purchased by (a) payment of $___________ cash or cashier’s check or, hereby serves notice that $____________ has been credited as payment in principal of the Company’s loan from the Center in full payment of the aggregate purchase price for such Shares, or (b) in lieu of the payment of cash, the exchange of the Warrant for a lesser number of Shares as provided in the within Warrant.

The undersigned requests that the certificates for such Shares be issued in the name of, and be delivered to, ________________________________________, whose address is __________________________________.

Dated:__________________________

[HOLDER]

By:

Printed Name:

Title:

Form0908